EXHIBIT 10.21
             Severance Agreement and Mutual General Release between
                     NBT Bancorp Inc. and John W. Reuther.



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                 SEVERANCE AGREEMENT AND MUTUAL GENERAL RELEASE


         This is a Severance Agreement and Mutual General Release ("Agreement") between NBT Bancorp, Inc. ("NBTB") and John W. Reuther ("Executive"). In consideration of the mutual promises and commitments made herein, and intending to be legally bound hereby, NBTB and Executive agree as follows:

         1. Effective at 11:59p.m. on January 26, 2001, Executive has elected to retire and resign voluntarily from all positions he holds as an officer of NBTB's Pennsylvania banking operations, which is (or will be) doing business under the name of Pennstar Bank, N.A., and in accordance with the provisions of his employment agreement, dated July 1, 2000. Executive further acknowledges that, as a result of his retirement, his employment relationship with NBTB and Pennstar Bank will be permanently and irrevocably severed and that NBTB and Pennstar Bank will have no obligation, contractual or otherwise, to rehire or reinstate him after January 26, 2001.

         2. NBTB and Executive agree that the Executive may continue, after his retirement, to serve as a director of Pennstar Bank, N.A. Furthermore, after the effective date of the merger of Pennstar Bank, N.A. with and into Nystar Bank, N.A., NBTB and Executive agree that the Executive may continue as the Vice
Chairman and a director of Pennstar Bank, which will be the Pennsylvania division of Nystar Bank, N.A. As such, Executive shall be entitled to receive directors' fees and other such compensation as set by NBTB. The Executive understands and agrees that he will not be a member of the Board of Directors of Nystar Bank, N.A. after its merger with Pennstar Bank, N.A.

         3. NBTB agrees to pay Executive by wire transfer in immediately available funds to an account designated by Executive on January 26, 2001 or seven (7) days after execution of this Agreement by Executive, whichever is later, the following:

         A.       one million two hundred thousand dollars ($1,200,000); and
         B. an amount equal to Executive's normal bonus payout under his existing employment agreement for the calendar year
                  2000, if not received prior to January 26, 2001.

         Furthermore, NBTB will transfer title to the automobile currently used by Executive on January 26, 2001 or seven (7) days after execution of this Agreement by Executive, whichever is later, and will continue in force the medical health insurance benefit program for Executive, that is in effect on January 26, 2001, until Executive reaches the age of sixty-two (62) years.

         Executive will also be entitled to receive no later than January 26, 2001, a grant of stock options pursuant to the NBT Bancorp, Inc. 1993 Stock Option Plan in accordance with his existing employment agreement.


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         NBTB shall pay the  membership  fee for the  Executive  in the Elmhurst
Country Club for the years 2001, 2002 and 2003. NBTB shall not pay any other expenses incurred by the Executive in connection with his activities at the Elmhurst Country Club.

         4. Executive acknowledges and agrees that, except for the payment under paragraphs 3A and 3B, he is responsible for the payments of all federal, state and local estimated quarterly income tax payments for the blue-book value of the automobile as determined by NBTB.

         5. Nothing in this Agreement shall affect Executive's vested portion of his account in NBTB's employee benefit and retirement programs. Nothing in this Agreement shall affect Executive's rights under the Pioneer American Bank Executive Retirement Plan, dated October 25, 1988 (effective back to January 1,
1988) or the Split Dollar Agreement, dated April 16, 1999. NBTB and Executive agree that the terms and provisions of Executive's current employment agreement shall remain in full force and effect up to and including January 26, 2001, except that Executive agrees to renounce any right to the payment of any salary to him for the period from January 1 to January 26, 2001 and any vacation accrual that may be earned for the calendar year 2001 and in exchange for such renouncement, NBTB shall award the Executive, on December 31, 2000, eighteen additional vacation days to be used by the Executive in January 2001. NBTB shall pay the Executive for these vacation days at his current rate of compensation. Executive specifically acknowledges that this current employment agreement shall be null and void as of January 27, 2001.

         6.A. Executive acknowledges that certain business methods, creative techniques, and technical data of NBTB, its subsidiaries, and its affiliates and the like are deemed by NBTB to be and are in fact confidential business information of NBTB, its subsidiaries or its affiliates or are entrusted to third parties. Such confidential information includes but is not limited to procedures, methods, sales relationships developed while in the service of NBTB, its subsidiaries or its affiliates, knowledge of customers and their requirements, marketing plans, marketing information, studies, forecasts, and surveys, competitive analyses, mailing and marketing lists, new business proposals, lists of vendors, consultants, and other persons who render service or provide material to NBTB, its subsidiaries or their affiliates, and compositions, ideas, plans, and methods belonging to or related to the affairs of NBTB, its subsidiaries, or their affiliates. In this regard, NBTB asserts proprietary rights in all of its business information and that of its subsidiaries or affiliates, except for such information as is clearly in the public domain. Notwithstanding the foregoing, information that would be generally known or available to persons skilled in Executive's fields shall be considered to be "clearly in the public domain" for the purposes of the preceding sentence. Executive agrees that he will not disclose or divulge to any third party, except as may be required by his duties hereunder, by law, regulation, or order of a court or government authority, or as directed by NBTB, nor shall he use to the detriment of NBTB, its subsidiaries, or its affiliates or use in any business or on behalf of any business competitive with or substantially similar to any business of NBTB, its subsidiaries, or their affiliates any confidential business information obtained during the course of his employment with NBTB, its subsidiaries or affiliates. The foregoing shall

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not be construed as restricting  Executive from disclosing  such  information to the employees of NBTB, its subsidiaries, or their affiliates.

         B. Executive hereby agrees that from January 27, 2001 to January 26, 2003, Executive will not (i) engage in the business activities that NBTB or any of its subsidiaries and affiliates are engaged in on January 27, 2001, other than on behalf of NBTB, its subsidiaries or their affiliates within the Market Area (as hereinafter defined); (ii) directly or indirectly own, manage, operate, control, be employed by, or provide management or consulting services in any capacity to any firm, corporation, or other entity (other than NBTB, its subsidiaries or their affiliates) engaged in the banking business in the Market Area; or (iii) directly or indirectly solicit or otherwise intentionally cause any person known to Executive to be an employee, officer, or member of the Board of Directors of Nystar Bank, N.A. or a director of Pennstar Bank, a division of Nystar Bank, N.A. or any of their affiliates to engage in any action prohibited under (i) or (ii) of this paragraph 6B; provided that the ownership by Executive as an investor of not more than five percent of the outstanding shares of stock of any corporation, or the shares of any investment company as defined in section 3 of the Investment Company Act of 1940, as amended, shall not in itself constitute a violation of Executives obligations under this paragraph 6B.

         C. Executive acknowledges and agrees that irreparable injury will result to NBTB in the event of a breach of any of the provisions of this paragraph 6 (the "Designated Provisions") and that NBTB will have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of any Designated Provision, and in addition to any other legal or equitable remedy NBTB may have, NBTB shall be entitled to the entry of a preliminary and permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction in Lackawanna County, Pennsylvania, or elsewhere, to restrain the violation or breach thereof by Executive, and Executive submits to the jurisdiction of such court in any such action.

         D. It is the desire and intent of the parties that the provisions of this paragraph 6 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this paragraph 6 shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. In addition, should any court determine that the provisions of this paragraph 6 shall be unenforceable with respect to scope, duration, or geographic area, such court shall be empowered to substitute, to the extent enforceable, provisions similar hereto or other provisions so as to provide to NBTB, to the fullest extent permitted by applicable law, the benefits intended by this paragraph 6.

         E. As used herein, "Market Area" shall mean the area or areas delineated by circles formed by radii extending twenty-five miles from (i) Scranton, Pennsylvania, (ii) the authorized branches of Pennstar Bank, N.A. or Pennstar Bank, a division of Nystar Bank, N.A., as the case may be, as they may exist from time to time, and (iii) each branch of a depository institution

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affiliated with NBTB for which Executive has or has had significant executive or managerial responsibilities.

         7. If all or any portion of the amounts payable to Executive under this Agreement, either alone or together with other payments which Executive has the right to receive from NBTB, constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986 (the "Code") that are subject to the excise tax imposed by Section 4999 of the Code (or any successor sections), NBTB shall increase the amounts payable hereunder to the extent necessary to place Executive in the same after-tax position as he would have been in had no such excise tax been imposed on the payments hereunder. The determination of the amount of any such excise taxes shall be made by the independent accounting firm retained by NBTB.

                  If at a later date it is determined (pursuant to final regulations or published rulings of the Internal Revenue Service ("IRS"), assessment by the IRS or otherwise) that the amount of excise taxes payable by Executive is greater than the amount initially so determined, then NBTB shall pay Executive an amount equal to the sum of (A) such additional excise taxes, plus (B) any interest, fines and penalties with respect to such additional excise taxes, plus (C) the amount necessary to reimburse Executive for any income, excise or other taxes payable by Executive with respect to the amounts specified in (A) and (B) above and the reimbursement provided by this clause
(C).

         8. In consideration for NBTB's commitments hereunder, Executive hereby remises, releases and forever discharges NBTB and each and all of its past and present subsidiaries, parent and related corporations, companies and divisions, and its past and present directors, trustees, officers, managers, supervisors, employees, attorneys, and agents, and their predecessors, successors and assigns (referred to collectively in this Agreement as "Releasees"), from any and all claims, debts, agreements, complaints or causes of action (hereinafter, collectively, "claims"), whether known or unknown, that he ever had, now has, or hereafter can, shall or may have against any or all of the Releasees, for, upon, or by reason of any cause, matter, thing or event whatsoever occurring at any time from the date of Executive's birth up to and including January 26, 2001. Executive acknowledges and understands that the claims being released in this paragraph include, but are not limited to: (i) any claim based on contract or in tort or common law; (ii) any claim based on or arising under any civil rights or employment discrimination laws, such as the Federal Age Discrimination in Employment Act (29 U.S.C. ss. 621 ET SEQ.) (hereinafter, "ADEA"), Title VII of the Civil Rights Act of 1964 (42 U.S.C. ss. 2000e ET seq.), or the Pennsylvania Human Relations Act (42 P.S. ss. 951 ET SEQ.); (iii) any claim based on or arising under any employment related law, such as the Employee Retirement Income Security Act of 1974, as amended (29 U.S.C. ss. 301 ET SEQ.), the Equal Pay Act (29 U.S.C. ss. 201 ET SEQ.), the Americans With Disabilities Act (42 U.S.C. ss. 12101 ET SEQ.), the Family and Medical Leave Act (29 U.S.C. ss. 2601 ET SEQ.), or the Fair Labor Standards Act, as amended (29 U.S.C. ss. 201 ET SEQ.); (iv) any claim based on or arising out of Executive's employment by NBTB and Pennstar Bank and their predecessors and/or his resignation therefrom including any claims pursuant to his employment agreement dated July 1, 2000; and (iv) any

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claims for compensatory,  liquidated or punitive damages,  damages for emotional distress, back pay, front pay, and benefits. In addition, effective upon the eighth day following execution of this Agreement by Executive, Executive shall have hereby waived any and all claims, whether known or unknown, that he ever had, now has, or hereafter can, shall or may have under the Change-in-Control Agreement, as that term is defined in the Executive's employment agreement dated July 1, 2000. Executive understands that, by signing this Agreement, he waives all claims he ever had, now has, or may have against any of the Releasees. NBTB does hereby remise, release and forever discharge Executive from any and all claims, debts, agreements, complaints, liabilities, payments, accountings, actions and causes of action, whatsoever, whether known or unknown, at the date and time Executive executes this Agreement, that NBTB does, shall or might have against Executive, for, upon or by reason of any cause, matter, thing or event whatsoever occurring at any time from the date of Executive's birth to and including the date and time he executes this Agreement. NBTB understands that, by the execution of this Agreement by an authorized officer, NBTB waives all claims it ever had, now have, or may have against Executive, including, but not limited to, claims arising out of his employment prior to the date and time he executes this Agreement. This release does not apply to the requirements and obligations contained within this Agreement.

         9. Executive further covenants and agrees not to sue any of the Releasees for any claims released hereunder, nor to assert any such claims against any of the Releasees for any purpose. Any claim for a breach of any provision of this Agreement may be remedied only by a lawsuit to enforce the Agreement and will not invalidate any party's release of claims.

         10. Executive agrees that the terms of this Agreement are confidential, and that he will not disclose or publicize the terms of this Agreement or the amounts paid or agreed to be paid pursuant to this Agreement to any person or entity, except to his attorney or accountant, or to a government agency for the purposes of the payment or collection of taxes or application for unemployment compensation. NBTB agrees that the terms of this Agreement are confidential and they will not knowingly disclose or publicize (or knowingly permit their employees to disclose or publicize) the terms of this Agreement or the amount paid pursuant to this Agreement to any person or entity except their officers, directors, attorneys or accountants, or to a government agency or representative thereof; provided, however, that NBTB does not guarantee that none of its employees will not make any such disclosure or publication; and provided further, that NBTB reserves the right to disclose the terms of this Agreement in any filing required under the rules and regulations promulgated under the Securities Exchange Act of 1934 by the Securities and Exchange Commission ("SEC") if, in the opinion of NBTB's counsel, such disclosure is required under such rules and regulations of the SEC.

         11. All executed copies of this Agreement, and photocopies thereof, shall have the same force and effect and shall be as legally binding and enforceable as the original.

         12. All provisions of this Agreement are severable, and if any of them is determined to be invalid or unenforceable for any reason, the remaining

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provisions and portions of this Agreement shall be unaffected  thereby and shall remain in full force to the fullest extent permitted by law.

         13. This Agreement is binding on Executive and on his successors, administrators, heirs and assigns, and inures to the benefit of each of NBTB and the Releasees and their successors, predecessors, heirs, executors, administrators or assigns, as the case may be.

         14. Executive acknowledges that he has been advised of his rights to consult with an attorney before signing this Agreement and that he has been encouraged to do so. Consequently, he has been represented by independent counsel in this matter.

         15. Executive makes the following additional representations to NBTB, each of which is significant and an important consideration for NBTB's willingness to enter into the Agreement:

                  A. Executive expressly acknowledges that if he did not execute the Agreement, he would not be entitled to receive the money set forth in paragraph 3 A.

                  B. Executive acknowledges that he has been given a full and fair opportunity to review the Agreement. NBTB specifically recommended that Executive consult with an attorney before executing the Agreement, and he has been allowed up to twenty-one (21) days to consider whether to accept the Agreement. Executive acknowledges that he is signing this Agreement voluntarily and of his own free will, with full knowledge of the nature and consequences of its terms.

                  C. Executive understands that he may change his mind, not retire and revoke the Agreement at any time during the seven (7) days after he signs the Agreement, provided he does so in writing, in which case none of the provisions of the Agreement will have any effect. Executive understands that he will not be entitled to receive any payments under the Agreement until the seven
(7) day revocation period has expired without revocation of the Agreement.

         16. By entering into this Agreement, NBTB does not admit that it or any of its employees violated any law or any legal right of Executive and, in fact, NBTB expressly denies liability. NBTB is entering into this Agreement solely for the purpose of effectuating a mutually satisfactory retirement benefit for Executive and, therefore, Executive's termination of his positions, as an officer of NBTB and the Pennstar Bank, N.A.

         17. By entering into this Agreement, neither Executive, nor NBTB admits that he or they, or any of their employees, violated any law or legal right of the other, and, in fact, Executive, and NBTB expressly deny liability or responsibility. They are entering into this Agreement solely for the purpose of effectuating a mutual satisfactory severance of Executive's employment with, and termination of his positions as an officer of NBTB.

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         18. The Agreement and all acts and transactions  contemplated hereunder shall be governed, construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, without regard to principles of conflict of laws.

         19.      Each party shall be responsible for its own attorneys' fees.

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         20.      This is the complete and final agreement between the parties and supersedes all prior or contemporaneous agreements, employment offers, negotiations or retirement discussions.



                                           NBT BANCORP, INC.


By:  /S/ John W. Reuther                   By:  /S/ Daryl R. Forsythe
     John W. Reuther                       Daryl R. Forsythe,
                                           President and Chief Executive Officer
     Date:  November 10, 2000              Date:  November __, 2000


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